Exhibit 99.2

RE: LEXINGTON REALTY TRUST

ONE PENN PLAZA

SUITE 4015

NEW YORK, NY 10119

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
T. Wilson Eglin	Claire Koeneman	Tim Grace
Chief Executive Officer	Analyst Inquiries	Media Inquiries
(212) 692-7200	(312) 640-6745	(312) 640-6667

FOR IMMEDIATE RELEASE

WEDNESDAY, JANUARY 3, 2007

LEXINGTON REALTY TRUST

CLOSES ON MERGER WITH NEWKIRK REALTY TRUST

New York, NY – January 3, 2007 – Lexington Realty Trust (“Lexington”) (NYSE:LXP), a real estate investment trust formerly known as Lexington Corporate Properties Trust, today announced the completion of its merger with Newkirk Realty Trust, Inc.

Lexington announced that the combined company will conduct business as Lexington Realty Trust and be headquartered in Lexington’s existing offices in New York, New York.

Lexington now has ownership interests in approximately 365 properties, located in 44 states and The Netherlands and containing an aggregate of approximately 58.6 million net rentable square feet of space. Approximately 97.3% of the 58.6 million net rentable square feet was subject to a lease.

In connection with the merger, Seth M. Zachary and Stanley R. Perla resigned from Lexington’s Board of Trustees. The size of Lexington’s Board of Trustees was increased to 11 Trustees and Michael L. Ashner, former Chief Executive Officer and Chairman of Newkirk, was appointed Executive Chairman and Richard Frary and Clifford Broser, each a former Director of Newkirk, and William J. Borruso were appointed Trustees. E. Robert Roskind and Richard J. Rouse were appointed as Co- Vice Chairmen. T. Wilson Eglin, Geoffrey Dohrmann, Carl D. Glickman, James Grosfeld and Kevin Lynch will continue to serve as Trustees.

Executive management of Lexington now consists of Michael L. Ashner as Executive Chairman and Director of Strategic Acquisitions, E. Robert Roskind, Co-Vice Chairman, T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer, Richard J. Rouse, Co-Vice Chairman and Chief Investment Officer, Patrick Carroll, Executive Vice President, Chief Financial Officer and Treasurer, and John B. Vander Zwaag, Executive Vice President and Director of Portfolio Management.

In connection with the merger, Lexington incurred a one-time non-recurring non-cash charge to earnings of approximately $10.8 million in the fourth quarter of 2006 relating to the accelerated vesting of certain time-based restricted shares as approved by the Compensation Committee of the

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Board of Trustees. In connection with the accelerated vesting, Messrs. Roskind, Eglin, Rouse, Carroll and Vander Zwaag entered into lockup/claw back agreements with Lexington restricting the sale of the vested shares.

T. Wilson Eglin, Chief Executive Officer of Lexington, commented, “We have worked closely with Newkirk since the merger was announced to prepare for the combination of the two companies. Now that the merger is complete, we expect a smooth and rapid integration of the two companies.”

Michael L. Ashner, Executive Chairman of Lexington, commented, “We are pleased with the successful consummation of the merger between our two companies. Moreover, I am personally excited by the unique business prospects afforded to Lexington, the largest publicly traded REIT devoted to single tenanted assets.”

About Lexington

Lexington is a real estate investment trust that owns and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington currently pays an annualized dividend of $1.46 per share. Additional information about Lexington is available at www.lxp.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington’s control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington’s periodic filings with the Securities and Exchange Commission. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington’s expectations will be realized.

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